Exhibit 3.4

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

Bio-Lok International Inc. a corporation organized and existing under and by virtue of the General Corporate Laws of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a Board of Directors Meeting held on May 1, 2002, the Board recommended and unanimously approved that the authorized common stock of the corporation be increased.

SECOND: At the meeting of the Board of Directors held on May 1, 2002, said amendments and other resolutions were duly adopted in accordance with the provisions of Section 242 of the General Corporate Laws of the State of Delaware at the meeting of the Board of Directors. The resolutions setting for the proposed amendment are as follows:

RESOLVED, that the Common Stock of said corporation be increased to 20,000,000 of common stock shares authorized at a par value of $.01 per share.

RESOLVED, that the certificate of this corporation be amended by changing the Articles thereof number “IV - Authorized Shares” so that, as amended said Article’s first sentence shall be and read as follows:

“The Corporation shall have authority to issue an aggregate of 20,000,000 shares of common stock, par value $.01 (hereinafter the “Common Stock”) and an aggregate of 500,000 shares of convertible preferred stock shares, par value $.75 (hereinafter the “Preferred Stock”).”

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporate Laws of the State of Delaware.

FOURTH: That the capital of said corporation shall not be modified under or by reason of said amendment.

IN WITNESS WHEREOF said Corporation’s Board of Directors have caused this certificate to be signed by Bruce L. Hollander, its CEO and President, and Ingo K. Kozak, a Director, Secretary of the Corporation and CFO, this May 1, 2002.

By:	/s/ Bruce L. Hollander
Bruce L. Hollander, CEO and President

By:	/s/ Ingo K. Kozak, Sec.
Ingo K. Kozak, Director and Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:37 AM 05/02/2002
020280632 - 2139892